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                                                                     EXHIBIT 3.1

________________________________________________________________________________

                Amended and Restated Articles of Incorporation
                                       of
                                  Gaiam, Inc.
________________________________________________________________________________

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation hereby adopts the following Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation amend, restate, and supersede the Corporation's Articles of Incorporation originally filed July 7, 1988, as subsequently amended. These Amended and Restated Articles of Incorporation were adopted by the shareholders of the Corporation as of September __, 1999. The number of votes cast by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.


                                   ARTICLE I
                                      NAME

     The name of the Corporation shall be Gaiam, Inc.


                                   ARTICLE II
                               CORPORATE PURPOSE

     The nature of the business of the Corporation and the objects and purpose to be transacted, promoted, and carried on by it are to engage generally in any lawful business.


                                  ARTICLE III
                                    DURATION

     The Corporation shall have perpetual existence.


                                  ARTICLE IV
                                SHARES OF STOCK

     A. Authorized Capital Stock. The aggregate number of shares that the Corporation shall have authority to issue is two hundred fifty million (250,000,000), consisting of one hundred million (150,000,000) shares of Class A Common Stock, par value $.0001 per share, fifty million (50,000,000) shares of Class B Common Stock, par value $.0001 per share and fifty million (50,000,000) shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"). The Class A Common Stock and Class B Common Stock are sometimes referred to in these Articles as the "Common Stock". References to these "Articles" shall be understood to mean these
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Amended and Restated Articles of Incorporation as set forth herein and as amended from time to time hereafter in accordance with the provisions of these Articles and of applicable law.

     B. Outstanding Shares. Upon the filing of these Articles, each share of Class A Common Stock outstanding immediately prior to the filing of these Articles shall be converted into four tenths of a share of Class A Common Stock, and each share of Class B Common Stock outstanding immediately prior to the filing of these Articles shall be converted into four tenths of a share of Class B Common Stock.

     C. Preemptive Rights. Unless subsequently granted by the Board of Directors, shareholders of the Common Stock of the Corporation shall not have the preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares. Such provisions shall apply to both shares outstanding and to newly issued shares.

     D. Dividends. No dividends or any other distribution may be paid or declared or set aside for Class B Common Stock unless an equal amount is paid or declared or set aside for the Class A Common Stock, and no dividends or any other distribution may be paid or declared or set aside for Class A Common Stock unless an equal amount is paid or declared or set aside for the Class B Common Stock. In the case of dividends or other distributions payable in Common Stock of the Corporation, such distributions or dividends shall be in the same proportion with respect to each class of Common Stock, but only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any combination or reclassification of Class A Common Stock, the shares of Class B Common Stock shall also be combined or reclassified so that the relationship between the number of shares of Class B Common Stock and Class A Common Stock outstanding immediately following such combination or reclassification shall be the same as the relationship between the Class B Common Stock and the Class A Common Stock immediately prior to such combination or reclassification.

     E. Voting. Each holder of Class A Common Stock shall have one (1) vote on all matters submitted to shareholders for each share of Class A Common Stock standing in the name of such holder on the books of the Corporation. Each holder of Class B Common Stock shall have ten (10) votes on all matters submitted to shareholders for each share of Class B Common Stock standing in the name of such holder on the books of the Corporation. Except as otherwise provided in these Articles or as otherwise provided by law, all shares of Common Stock of the Corporation entitled to vote shall vote as a single group on all matters submitted to the shareholders. The Corporation may not issue any additional shares of Class B Common Stock (except in connection with stock splits and stock dividends) and the provisions of these Articles relating to the rights of the Class B Common Stock may not be amended unless and until such action is authorized by the holders of a majority of the voting power of the shares of Class A Common Stock and of Class B Common Stock entitled to vote, each voting separately as a class. In the election of directors, cumulative voting shall not be allowed.

     F. Quorum. At all meetings of the shareholders, the holders of a majority of the votes eligible to be cast shall constitute a quorum. If a quorum is present, the affirmative vote of

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a majority of the votes eligible to be cast on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by groups is required by the Colorado Business Corporation Act or these Articles.

     G. Liquidation. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, the holders of Class A and Class B Common Stock shall share ratably all assets and surplus funds of the Corporation available for distribution to the holders of Common Stock.

     H. Restrictions on Transfer of the Class B Common Stock. No holder of record of Class B Common Stock (a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee, as defined below.

          1.   Permitted Transferees.

               (a) Natural Persons. In the case of a Class B Holder who is a natural person, a Permitted Transferee shall mean: (i) the spouse of such Class B Holder, any lineal descendant of a grandparent of such Class B Holder and any spouse of such a lineal descendant; (ii) the trustee of a trust (including a voting trust) principally for the benefit of such Class B Holder and/or one or more of his or her Permitted Transferees described in this Section H(1)(a); (iii) any organization described in Section 170(c) of the Internal Revenue Code, as it may from time to time be amended (the "Code"), or any split-interest trust described in Section 4947 of the Code (hereinafter called a "Charitable Organization"); (iv) a corporation, a majority of the beneficial ownership of outstanding capital stock of which entitled to vote for the election of directors is owned by, or a partnership a majority of the beneficial ownership of the partnership interests of which entitled to participate in the management of the partnership are held by, such Class B Holder or his or her Permitted Transferees determined under this Section H(1)(a); and (v) the executor, administrator or personal representative of the estate of such Class B Holder or the guardian of the estate of such Class B Holder.

               (b) Trustees, Charitable Organizations, and Corporations and Partnerships. In the case of a Class B Holder that is a trust, a Charitable Organization, a corporation or partnership, "Permitted Transferee" means (i) any person transferring shares of Class B Common Stock to such entity or organization and (ii) any Permitted Transferee of any such transferor as determined under Section H(1)(a) above.

               (c) Executors. In the case of a Class B Holder that is the executor, administrator, personal representative or guardian of the estate of a deceased Class B Holder, or that is the trustee or receiver of the estate of a bankrupt or insolvent Class B Holder, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to Section H(1)(a) above.

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               2.   Transfer of Control. If by reason of any change in the
     ownership of the stock or partnership interests of a Permitted Transferee that is a corporation or partnership, such corporation or partnership would no longer qualify as a Permitted Transferee as set forth in Section H(1)(a) above, then all shares of Class B Common Stock then held by such corporation or partnership shall, upon the election of the Corporation given by written notice to such corporation or partnership, without further action, be converted into shares of Class A Common Stock effective upon the date of the giving of such notice.

               3. Pledge. A Class B Holder may pledge such holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section H. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may elect.

               4. Interpretations. For purposes of this Section H, (a) the relationship of any person that is derived by or through legal adoption shall be considered a natural one; (b) each joint owner of shares of Class B Common Stock shall be considered a "Class B Holder" of such shares; (c) a minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares; (d) unless otherwise specified, the term "person" means both natural persons and legal entities; (e) without limiting the rights of the Corporation pursuant to Section H(2) above, each reference to a corporation or partnership shall include any successor corporation or partnership resulting from merger or consolidation; each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner; and each reference to a trustee shall include any successor trustee.

               5. Transfers other than to Permitted Transferees. Any transfer of shares of Class B Common Stock not permitted under these Articles shall result in the conversion of the transferee's shares of Class B Common Stock into shares of Class A Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation.

               6. Record Holder. Shares of Class B Common Stock shall not be registered in "street" or "nominee" name. The Corporation shall note on the certificates for shares of Class B Common Stock the restrictions on transfer imposed by this Section H.

     I. Conversion Rights. Subject to the terms and conditions of this Section I, each share of Class B Common Stock shall be convertible at any time or from time to time at the option of a Class B Holder into one (1) share of Class A Common Stock. At any time when the

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holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all or part of the Class B Common Stock into Class A Common Stock, then each outstanding shares of Class B Common Stock designated for conversion shall be converted into one (1) share of Class A Common Stock as of the close of business on the date approved by the holders of a majority of the outstanding shares of Class B Common Stock.

               1. Conversion Procedure. A Class B Holder desiring conversion shall (a) surrender the certificate or certificates evidencing the Class B Common Stock being converted, duly endorsed by such Class B Holder to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation, and (b) give written notice to the Corporation that such Class B Holder elects to convert such Class B Holder's Class B Common Stock. As soon as practicable after receipt of such notice and deposit of such certificate, the Corporation shall issue and deliver to the converting Class B Holder a certificate or certificates for the number of full shares of Class A Common Stock to which the Class B Holder shall be entitled pursuant to this Section I. Such conversion shall be deemed to have been made as of the close of business on the date upon which the Corporation receives such notice and deposit, and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock as of the close of business on such date.

               2. Reservation of Class A Common Stock. The Corporation shall at all times reserve and keep available, solely for the purpose of issuing Class A Common Stock upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock. All shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock, will, upon issuance, be fully paid and nonassessable. All shares of Class B Common Stock converted into Class A Common Stock shall be cancelled and restored to the status of authorized but unissued shares of Class B Common Stock.

     J. Preferred Stock. The Board of Directors is expressly authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series or classes, with such designations, preferences, limitations and relative rights as shall be expressed in articles of amendment to these Articles, which shall be adopted by the Board of Directors and shall be effective without shareholder action, as provided in Section 7-106-102 of the Colorado Business Corporation Act; provided, however, that the Board of Directors shall not issue or authorize any voting Preferred Stock without the consent or approval of a majority of the Class B Common Stock.

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                                   ARTICLE V
                                   DIRECTORS

     The number of persons constituting the Board of Directors of the Corporation shall be fixed by the Bylaws of the Corporation. Directors need not be residents of the State of Colorado or shareholders of the Corporation and shall exercise all the powers conferred on the Corporation by these Articles and by the laws of the State of Colorado.


                                   ARTICLE VI
                                INDEMNIFICATION

     The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives ) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors or the shareholders representing a majority of the Common Stock. The right to indemnification conferred by this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article to the directors and officers of the Corporation.

     The rights to indemnification and to the advance of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

     Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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                                  ARTICLE VII
                       LIMITATION ON DIRECTOR'S LIABILITY

     A director's personal liability to the Corporation or its shareholders is limited to the fullest extend permitted by the Colorado Business Corporation Act, as amended from time to time. Any limitation on liability in effect prior to the date of these Articles shall remain in full force and effect. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director hereunder existing at the time of such repeal or modification.

     Dated October __, 1999.

                                             GAIAM, INC.



                                             By:_____________________________
                                                Lynn Powers, President


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